UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2007

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On February 14, 2007, the Board of Directors of Nektar Therapeutics (the “Company”) appointed Howard W. Robin, the Company’s President and Chief Executive Officer, as a new director to fill the vacancy created by resolution of the Board of Directors to increase the authorized number of directors from 8 to 9. Mr. Robin will serve until the 2008 annual meeting of shareholders or until his successor is duly elected and qualified.

Mr. Robin, 54, for the past five years served as President and Chief Executive Officer of Sirna Therapeutics, a clinical-stage biotechnology company pioneering RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C, asthma, respiratory syncytial virus (RSV) and Huntington’s disease. Prior to joining Sirna, Mr. Robin served in a variety of functions during 20 years at Berlex Laboratories, the U.S. pharmaceutical subsidiary of the German pharmaceutical firm Schering AG. From 1991 to 2001 he was Corporate Vice President and General Manager of the Therapeutics Division, as well as a member of the Executive Committee. From 1987 to 1991, he served as Vice President of Finance and Business Development and CFO. Prior to joining Berlex, Mr. Robin was a senior associate with Arthur Andersen & Co.

There are no arrangements or understandings between Mr. Robin and any other persons pursuant to which he was selected as a director. Mr. Robin will not receive any compensation from the Company in his capacity as a director. Mr. Robin is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission
Regulation S-K.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam
Senior Vice President Corporate Operations and General Counsel

Date:	February 21, 2007